Exhibit 99.1

Andrew Corporation Reports Third Quarter Fiscal 2007 Results

Third Quarter Fiscal 2007 Highlights

•                  Total sales decreased 1% to $546 million, compared to $551 million in the prior year third quarter

•                  Wireless Infrastructure sales were $523 million, compared to $524 million in the prior year third quarter

•                  Gross margin was 20.7%, compared to 22.1% in the prior year third quarter.  Excluding relocation and start-up costs associated with the new Joliet, Illinois facility, non-GAAP gross margin was 21.6%

•                  Net loss was $0.61 per share, including $0.72 per share of significant items

•                  Non-cash goodwill impairment of $108 million, or $0.69 per share, was recorded in the quarter for Base Station Subsystems

•                  Cash flow from operations was $12 million, compared to $25 million in the prior year third quarter

•                  Announced on June 27, 2007 that CommScope, Inc. (NYSE:CTV) will acquire Andrew for $2.6 billion, or $15 per share, at least 90 percent in cash; transaction expected to close before the end of 2007

WESTCHESTER, IL, July 30, 2007 – Andrew Corporation, a global leader in communications systems and products, reported total sales of $546 million for the third quarter fiscal 2007, compared to $551 million in the prior year third quarter.  Wireless Infrastructure sales were $523 million, compared to $524 million in the prior year third quarter, due to ongoing challenges in the North American market, which were partially offset by strong growth in emerging markets.

On a GAAP basis, the company reported a net loss of $96 million, or $0.61 per share for the third quarter, including $0.72 per share of significant items, compared to net income of $7 million, or $0.04 per share, including $0.05 per share of significant items in the prior year third quarter.  Excluding significant items, non-GAAP earnings were $0.11 per share for the third quarter, compared to $0.09 per share for the prior year third quarter.

“Andrew continued to benefit from record sales growth in several emerging markets such as India, however, demand in the North American market remained sluggish during our third quarter due to ongoing weaker spending from a key operator and an original equipment manufacturer (OEM) customer in this region,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “Consistent with our comments throughout fiscal 2007, we have seen a reduction in sales from these two key customers, and year-to-date, sales to these customers decreased by approximately $200 million year over year. However, we are confident that we have maintained our market position with these customers and anticipate that they will increase their level of spending in future periods.  Overall, we are pleased with the sequential improvement in sales in the quarter, and our book-to-bill as we entered our fourth quarter was positive.”

Due to the significant losses generated by the Base Station Subsystems segment in the first six months of fiscal 2007, the company had previously determined that an indicator of goodwill impairment existed as of March 31, 2007. Based on the completion of required “step-two” impairment testing, the company recognized a non-cash goodwill impairment loss of $108 million during the quarter.  The Base Station Subsystems segment had approximately $412 million of goodwill as of March 31, 2007.

“Our results in Base Station Subsystems have been significantly impacted by customer consolidation over the past several quarters,” said Faison.  “While we believe that our customer relationships and product technology in this segment will help deliver sustainable improvement in future quarters, due to the amount of recorded goodwill, recognizing an impairment loss was required upon completion of our analysis.  We continue to strive to generate an adequate return from all of our product lines and anticipate that the pending transaction with CommScope will provide further opportunity to continue to rationalize our overall product portfolio.”

The following table is a summary of significant items impacting the comparability of earnings per share amounts for the fiscal quarters ended June 30, 2007 and June 30, 2006.  The per share impact of items for the current quarter is calculated on a pre-tax basis, as no tax benefit was recognized for losses in the U.S. and Italy.  There were approximately 156 million shares outstanding during the quarter.  For the prior year third quarter, an effective tax rate of 51.1% was used and there were approximately 160 million shares outstanding.

	Fiscal Quarter Ended
Summary of Significant (Expense)	June 30,
Items Impacting Net Income (Loss) Per Share	2007	2006
Orland Park Relocation & Joliet Start-Up Costs	$(0.03)	$—
Merger Costs	—	(0.02)
Intangible Amortization	(0.03)	(0.02)
Restructuring Charges	(0.01)	(0.01)
Non-Cash Goodwill Impairment for Base Station Subsystems	(0.69)	—
Gain on Sale of Assets	0.04	—
Total	$(0.72)	$(0.05)

Third Quarter Financial Summary

Wireless Infrastructure sales decreased slightly to $523 million from $524 million due to weaker sales of certain base station components, which was partially offset by strong demand for antenna and cable products, the implementation of price increases on cable products and a favorable foreign exchange impact.

Total orders of $568 million decreased 6% from the prior year third quarter due mainly to a reduction in orders for active products, which was partially offset by an increase in orders for antenna and cable products. Orders were down in North America, partially offset by strong orders in Asia Pacific and Latin America.  Ending backlog was $312 million compared to $367 million in the prior year third quarter.

The company completed its transition from the Orland Park facility to its new Joliet, Illinois cable facility during the quarter.  Approximately $5 million of relocation and start-up costs were incurred during the quarter, which reduced gross margin by approximately 90 basis points.  The total Joliet relocation and start-up costs in the second and third quarters were below the company’s previous forecast by approximately $3 million due to lower unabsorbed overhead than was originally expected.  Gross margin was 20.7% in the third quarter.  Excluding these costs, non-GAAP gross margin was 21.6%, compared to 22.1% in the prior year third quarter, primarily as a result of a less favorable product line and geographic sales mix significantly impacted by a year-to-date reduction of approximately $200 million in revenues from two key North American customers.

Operating loss for the quarter was $85.7 million, or (15.7)% of sales, compared to operating income of $18.0 million, or 3.3% of sales in the prior year third quarter.  Excluding significant items, non-GAAP operating income for the quarter was $28.0 million, or 5.1% of sales, compared to $27.6 million, or 5.0% of sales, in the prior year third quarter.

Research and development expenses were $29.0 million, or 5.3% of sales, in the third quarter, compared to $28.4 million, or 5.2% of sales, in the prior year third quarter.  Sales and administrative expenses decreased to $60.9 million, or 11.1% of sales, in the third quarter, compared to $65.6 million, or 11.9% of sales, in the prior year third quarter.  Sales and administrative expenses decreased in absolute dollars and as a percentage of sales due mainly to the company’s sale of its broadband cable business in April 2007, lower provisions for bad debts and reduced incentive compensation.

Intangible amortization decreased to $4.6 million in the third quarter, compared to $4.7 million in the prior year third quarter and other expenses decreased to $3.2 million in the third quarter, compared to $3.8 million in the prior year third quarter.

Gain on sale of assets increased to $6.0 million, compared to $0.3 million in the prior year third quarter due primarily to a real estate transaction and a gain on the company’s sale of its broadband cable business to Andes Industries in April 2007.

The reported tax provision for the third quarter was $6.8 million.  The tax provision for the third quarter was unfavorably impacted by losses in the U.S. and Italy for which the company cannot record current tax benefits.  Although the company continues to experience losses in the U.S. and Italy, there was a more favorable mix of earnings and losses by taxing jurisdiction during the third quarter compared to the first half of fiscal 2007.   The reported tax provision for the prior year third quarter was $7.3 million.

Average shares outstanding decreased to approximately 156 million from approximately 160 million in the prior year third quarter primarily due to shares that have been repurchased by the company.  The company has repurchased 4.4 million shares over the last twelve months.

Satellite Communications

On May 3, 2007, the company announced its intent to sell the Satellite Communications business. The final terms of any divestiture transaction are subject to various approvals, and there can be no assurance as to the terms, timing or consummation of any such transaction.

If a sale of the Satellite Communications business had been completed as of the beginning of the third quarter of fiscal 2007, the company estimates its summary operating results would have been as follows:

	Fiscal Quarter Ended June 30, 2007
($ millions)	As Reported GAAP	SatCom	Ex SatCom Non-GAAP
Sales	$546	$23	$523
Gross Profit	113	1	112
- %	20.7%	4.3%	21.4%
Operating Expenses	198	6	192
Operating (Loss)	$(86)	$(5)	$(81)
Net (Loss) per Share	$(0.61)	$(0.03)	$(0.58)

These financial results do not reflect any potential impairment charge or transaction expenses that could result from any potential divestiture.

Results by Major Region, Reporting Segment and Customer Information

The company has provided additional financial details for the third quarter of fiscal 2007 in the tables below:

	Fiscal Quarter Ended June 30,		%	%
Sales by Region ($ in millions)	2007	2006	Change	Total
Americas	$224	$279	(20)%	41%
Europe, Middle East, Africa (EMEA)	211	185	14%	39%
Asia Pacific	111	87	29%	20%
Total	$546	$551	(1)%	100%

Sales in the Americas decreased 20% versus the prior year third quarter due mainly to continued weakness in the U.S., which was partially offset by sales growth in Latin America.  The company continued to experience a reduction in demand by two key customers, which was partially offset by growth from other operators supporting network upgrades. EMEA increased 14% from the prior year third quarter due to strength in the U.K. and the Middle East and a favorable impact of approximately $8.5 million resulting from a weaker U.S. dollar compared to European currencies.  Asia Pacific increased 29% versus the prior year third quarter due mainly to continued strong demand in India and a favorable impact of approximately $4.7 million resulting from a weaker U.S. dollar compared to currencies in the Asia Pacific region.

	Fiscal Quarter Ended June 30,		%	%
Sales by Segment ($ in millions)	2007	2006	Change	Total
Antenna and Cable Products
Antenna and Cable Products	$356	$321	11%	65%
Satellite Communications	23	27	(15)%	4%
Total Antenna and Cable Products	379	348	9%	69%
Wireless Network Solutions
Base Station Subsystems	101	136	(25)%	19%
Network Solutions	23	22	5%	4%
Wireless Innovations	43	45	(4)%	8%
Total Wireless Network Solutions	167	203	(18)%	31%
Total	$546	$551	(1)%	100%

Antenna and Cable Products sales increased 11% versus the prior year third quarter due mainly to cable price increases and strong sales of antenna products, including approximately $11 million of additional revenue from the acquisition of EMS Wireless.  Satellite Communications sales decreased 15% versus the prior year third quarter due primarily to decreased direct-to-home satellite product sales. Base Station Subsystems sales decreased 25% versus the prior year third quarter due primarily to weakness in certain base station components to an OEM customer who was in the process of consolidating, and a decrease in sales to a North American operator, which was partially offset by an increase in power amplifier sales to operators.  Network Solutions sales increased 5% versus the prior year third quarter due mainly to an increase in international geolocation equipment sales, which was partially offset by a decrease in sales of E-911 related geolocation equipment in North America. Wireless Innovations sales decreased 4% due to a decline in project-oriented sales for distributed coverage solutions which was partially offset by an increase in repeater sales.

Customer Information

The top 25 customers represented 73% of sales in the third quarter, compared to 70% in the prior quarter and 71% in the prior year third quarter.  Major OEMs accounted for 45% of sales in the third quarter, compared to 41% in the prior quarter and 37% in the prior year third quarter.  Ericsson and Nokia Siemens each represented more than 10% of the company’s sales for the quarter and Alcatel-Lucent represented more than 5% of the company’s sales for the quarter.  In the prior year third quarter, Cingular Wireless, now AT&T, represented 13% of sales.

	Fiscal Quarter Ended
	June 30,
Operating Income (Loss) by Segment ($ In millions)	2007	2006
Antenna and Cable Products
Antenna and Cable Products	$50	$52
Satellite Communications	(5)	(6)
Total Antenna and Cable Products	45	46
Wireless Network Solutions
Base Station Subsystems (includes goodwill impairment)	(110)	(1)
Network Solutions	2	3
Wireless Innovations	9	10
Total Wireless Network Solutions	(99)	12
Sub-Total	(54)	58
Items not included in segments
Unallocated Sales and Administrative Costs	(33)	(35)
Intangible Amortization	(5)	(5)
Gain (Loss) onSale of Assets	6	—
Total Consolidated Operating Income	$(86)	$18

Antenna and Cable Products operating income decreased due mainly to lower gross margins resulting from the Joliet relocation and start-up costs and an unfavorable revenue and geographic mix, which were partially offset by an increase in segment sales.  Satellite Communications operating loss was lower versus the prior year third quarter as higher gross margin was partially offset by lower revenues.  Base Station Subsystems operating loss increased versus the prior year third quarter due mainly to the goodwill impairment loss recorded in the quarter, which resulted from significant weakness in base station component sales to consolidating OEM customers in North America and EMEA and a decline in sales to certain North American operators. Network Solutions operating income was flat versus the prior year third quarter due mainly to less favorable product and geographic mix, which was partially offset by lower operating expenses. Wireless Innovations operating income decreased versus the prior year third quarter due mainly to a 4% decrease in segment sales, which was partially offset by improved gross margin.

Goodwill Impairment

As a result of the significant losses generated by Base Station Subsystems in the first six months of fiscal 2007, the company determined that a potential indicator of impairment had occurred and an interim test for impairment was required. The company performed “step one” of the goodwill impairment test, in accordance with Statement of Financial Accounting Standards 142, on this reporting unit as of March 31, 2007. Based on that test, the company determined that the fair value of the reporting unit was less than the carrying value of its net assets. The company has completed “step two” of the impairment test and has recognized a non-cash impairment loss of $108 million in the third quarter to write down the carrying value of goodwill.

Balance Sheet and Cash Flow Highlights

Cash flow from operations was $12.2 million in the third quarter, compared to $24.5 million in the prior year third quarter.  Accounts receivable were $552 million and days’ sales outstanding (DSOs) were 89 days at June 30, 2007, compared to $512 million and 90 days at March 31, 2007.

Inventories were $389 million and inventory turns were 4.5x at June 30, 2007, compared to $398 million and 4.0x at March 31, 2007. Inventories decreased and inventory turns improved compared to the prior quarter due partially to increased sales and the completed relocation of the company’s Orland Park, Illinois facility to Joliet, Illinois.

Capital expenditures decreased to $14.4 million in the third quarter compared to $17.7 million in the prior year third quarter primarily due to the completion of two significant cable and antenna facility moves during fiscal 2007.

Cash and cash equivalents were $119 million at June 30, 2007, compared to $127 million at March 31, 2007.  Cash and cash equivalents decreased from the prior quarter due mainly to the reduction of approximately $16 million in outstanding debt.

Total debt outstanding and debt to capital were $351 million and 19.6% at June 30, 2007, compared to $366 million and 19.5% at March 31, 2007.

Fiscal 2007 Sales Outlook

Due to the pending acquisition of Andrew by CommScope, Inc. (NYSE:CTV), which was announced on June 27, 2007, the company is providing the following sales guidance, but will not be providing any other guidance. Accordingly, previous estimates of future financial or operational performance should be considered obsolete.

Sales are now anticipated to range from $2.15 billion to $2.20 billion for fiscal 2007, compared to the previous guidance of $2.20 billion to $2.30 billion.  The revised sales guidance is primarily due to anticipated continuation of reduced spending by two key customers, compared to previous expectations, in the fourth quarter.

Attached to this news release is preliminary unaudited financial information for the third quarter fiscal 2007.

Conference Call

As previously announced, due to the pending acquisition of Andrew by CommScope, the company will not hold a conference call or webcast to discuss third quarter fiscal 2007 results.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries.  Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between CommScope and Andrew and the anticipated consequences and benefits of such transaction, and other financial and operational items relating to CommScope and Andrew. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “confident” and “scheduled” and similar expressions are intended to identify forward-looking statements and include, among others, statements in the introduction and statements under the captions “Third Quarter Financial Summary”, “Balance Sheet and Cash Flow Highlights” and “Fiscal 2007 Sales Outlook”. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope or Andrew. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Andrew’s shareholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Andrew’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; the proposed transaction may not be consummated; legal proceedings may be commenced by or against CommScope or Andrew. Relevant risks and uncertainties generally applicable to CommScope and Andrew include, but are not limited to: changes in cost and availability of key raw materials and the ability to recover these costs from customers through price increases; customer demand for products and the ability to maintain existing business alliances with key customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov, and Andrew’s filings with the SEC, which are available on Andrew’s website or at www.sec.gov. In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, CommScope intends to file a registration statement with the SEC on Form S-4 and CommScope and Andrew expect to mail a proxy statement/prospectus to Andrew’s stockholders containing information about the merger.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE.

The registration statement and the proxy statement/prospectus will contain important information about CommScope, Andrew, the merger, and related matters.  Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the SEC at www.sec.gov.  In addition to the registration statement and the proxy statement/prospectus, CommScope and Andrew file annual, quarterly, and special reports, proxy statements, and other information with the SEC.  Printed copies of these documents can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from either CommScope’s or Andrew’s Investor Relations Department:

Investor Relations	Investor Relations
CommScope, Inc.	Andrew Corporation
1100 CommScope Place, SE	3 Westbrook Corporate Center
P.O. Box 339	Suite 900
Hickory, North Carolina 28602 U.S.A.	Westchester, Illinois 60154 U.S.A.
Phone: 1-828-324-2200	Phone: 1-800-232-6767 or 1-708-236-6616
Fax: 1-828-982-1708	Fax: 1-708-492-3774
E-mail: investor.relations@commscope.com	E-mail: investor.relations@andrew.com

CommScope, Andrew and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Andrew stockholders in connection with the proposed transaction.  Information about CommScope’s directors and executive officers and their ownership of CommScope common stock is set forth in the definitive proxy statement for CommScope’s 2007 annual meeting of stockholders, as filed by CommScope with the SEC on Schedule 14A on March 16, 2007.  Information about Andrew’s directors and executive officers and their ownership of Andrew common stock is set forth in the definitive proxy statement for Andrew’s 2007 annual meeting of stockholders, as filed by Andrew with the SEC on Schedule 14A on December 29, 2006.  Other information regarding the participants in the proxy solicitation will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP).  Andrew believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of supplemental information used by management in its financial and operational decision making.  Below are reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP measures.

	Fiscal Quarter Ended
	June 30,
	2007	2006
Reported GAAP Net (Loss) Income per Share	$(0.61)	$0.04
Orland Park Relocation & Joliet Start-Up Costs	0.03	—
Merger Costs	—	0.02
Intangible Amortization	0.03	0.02
Restructuring Charges	0.01	0.01
Goodwill Impairment for Base Station Subsystems	0.69	—
(Gain) on Sale of Assets	(0.04)	—
Sub-total	0.72	0.05
Adjusted (non-GAAP) Net Income per Share	$0.11	$0.09

The following table shows the company’s reconciliation of GAAP to non-GAAP gross margin for the fiscal quarter ended June 30, 2007 and June 30, 2006.

	Fiscal Quarter Ended
	June 30,
($ In Thousands)	2007	2006
GAAP Gross Profit	$112,790	$121,611
Gross Profit %	20.7%	22.1%

Adjustment:
Orland Park Relocation & Joliet Start-Up Costs	5,102	—
Gross Profit Impact-%	0.9%	—
Adjusted (non-GAAP) Gross Profit %	21.6%	22.1%

The following table shows the company’s reconciliation of GAAP to non-GAAP operating income for the fiscal quarter ended June 30, 2007 and June 30, 2006.

	Fiscal Quarter Ended
	June 30,
($ In Thousands)	2007	2006
Reported GAAP Operating (Loss) Income	$(85,704)	$18,026
% of Sales	(15.7)%	3.3%
Orland Park Relocation & Joliet Start-Up Costs	5,102	—
Merger Costs	714	3,205
Intangible Amortization	4,554	4,731
Restructuring Charges	1,379	1,891
Goodwill Impairment for Base Station Subsystems	107,928	—
Gain on Sale of Assets	(5,963)	(262)
Adjusted (non-GAAP) Operating Income	$28,010	$27,591
% of Sales	5.1%	5.0%

END

Investor Contact:	News Media Contact:
Lisa Fortuna, Andrew Corporation	Rick Aspan, Andrew Corporation
+1 (708) 236-6507 or lisa.fortuna@andrew.com	+1 (708) 236-6568 or publicrelations@andrew.com

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Sales	$545,769	$550,688	$1,570,675	$1,547,040
Cost of products sold	432,979	429,077	1,231,595	1,209,006
Gross Profit	112,790	121,611	339,080	338,034

Operating Expenses
Research and development	28,961	28,428	83,249	83,179
Sales and administrative	60,921	65,592	189,382	185,614
Merger costs	714	3,205	714	3,205
Intangible amortization	4,554	4,731	15,885	14,279
Restructuring	1,379	1,891	9,278	2,752
Goodwill impairment	107,928	—	107,928	—
(Gain) loss on sale of assets	(5,963)	(262)	(6,479)	1,127
	198,494	103,585	399,957	290,156

Operating Income (Loss)	(85,704)	18,026	(60,877)	47,878

Other
Interest expense	4,553	3,614	13,059	11,522
Interest income	(1,660)	(1,736)	(4,255)	(3,968)
Other expense, net	307	1,907	754	2,440
	3,200	3,785	9,558	9,994

Income (Loss) Before Income Taxes	(88,904)	14,241	(70,435)	37,884

Income taxes	6,823	7,278	29,797	12,509
		—		—
Net Income (Loss)	$(95,727)	$6,963	$(100,232)	$25,375

Basic Net Income (Loss) per Share	$(0.61)	$0.04	$(0.64)	$0.16
Diluted Net Income (Loss) per Share	$(0.61)	$0.04	$(0.64)	$0.16

Average Shares Outstanding
Basic	155,816	159,651	156,396	159,795
Diluted	155,816	160,357	156,396	160,439

Orders Entered	$568,012	$604,505	$1,561,228	$1,634,702
Total Backlog	$312,352	$367,440	$312,352	$367,440

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30,	September 30,
	2007	2006
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$118,934	$169,609
Accounts receivable, less allowances (June 2007 - $7,476; September 2006 - $7,112)	551,828	557,834
Inventory	389,073	388,296
Other current assets	73,279	37,282
Assets held for sale	8,824	—
Total Current Assets	1,141,938	1,153,021

Other Assets
Goodwill	810,163	882,666
Intangible assets, less amortization	44,882	47,205
Other assets	54,082	62,018

Property, Plant and Equipment
Land and land improvements	17,589	22,578
Buildings	105,214	160,244
Equipment	590,031	566,482
Allowance for depreciation	(479,267)	(485,293)
	233,567	264,011

TOTAL ASSETS	$2,284,632	$2,408,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$268,984	$324,295
Accrued expenses and other liabilities	120,384	115,952
Compensation and related expenses	52,460	60,596
Restructuring	6,180	6,167
Income tax payable	4,420	5,433
Notes payable and current portion of long-term debt	99,645	55,443
Total Current Liabilities	552,073	567,886

Deferred Liabilities	44,711	43,382
Long-Term Debt, less current portion	251,348	290,378

SHAREHOLDERS’ EQUITY
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at June 30, 2007 and September 30, 2006, including treasury stock)	1,625	1,625
Additional paid-in capital	688,878	684,868
Accumulated other comprehensive income	77,415	37,743
Retained earnings	736,066	836,298
Treasury stock, at cost (6,470,158 shares at June 30, 2007 and 5,215,977 shares at September 30, 2006)	(67,484)	(53,259)
Total Shareholders’ Equity	1,436,500	1,507,275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,284,632	$2,408,921

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Cash Flows from Operations
Net Income (Loss)	$(95,727)	$6,963	$(100,232)	$25,375

Adjustments to Net Income (Loss)
Depreciation	15,292	15,405	44,428	43,597
Amortization	4,554	4,731	15,885	14,279
Gain on sale of assets	(5,963)	(262)	(6,479)	(362)
Restructuring costs	(2,480)	(312)	(606)	(2,442)
Stock based compensation	2,754	2,228	8,208	6,273
Goodwill impairment	107,928	—	107,928	—

Change in Operating Assets and Liabilities
Accounts receivable	(33,715)	(41,231)	31,499	(44,925)
Inventory	5,160	(8,714)	26,829	(21,599)
Other assets	(16,579)	(3,118)	(40,304)	(9,236)
Accounts payable and other liabilities	30,943	48,843	(79,681)	25,186
Net Cash From Operations	12,167	24,533	7,475	36,146

Investing Activities
Capital expenditures	(14,404)	(17,693)	(47,635)	(50,874)
Acquisition of businesses	—	(35,679)	(48,670)	(44,742)
Investments	—	—	5,220	(1,722)
Proceeds from sale of product line	2,327	—	2,327	—
Proceeds from sale of property, plant and equipment	4,214	696	14,794	2,473
Net Cash Used for Investing Activities	(7,863)	(52,676)	(73,964)	(94,865)

Financing Activities
Long-term debt payments, net	(138)	(292)	(26,443)	(7,902)
Notes payable borrowings, net	(16,379)	(11,122)	53,488	6,717
Payments to acquire common stock for treasury	—	—	(20,425)	(17,600)
Stock purchase and option plans	475	308	642	3,327
Net Cash (Used for) From Financing Activities	(16,042)	(11,106)	7,262	(15,458)

Effect of exchange rate changes on cash	3,515	425	8,552	1,511

Decrease for the Period	(8,223)	(38,824)	(50,675)	(72,666)
Cash and Equivalents at Beginning of Period	127,157	154,938	169,609	188,780
Cash and Equivalents at End of Period	$118,934	$116,114	$118,934	$116,114